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                                                                    EXHIBIT 23.1


Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2004 Non-Employee Director Stock Plan of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of EDO Corporation, EDO Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EDO Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

New York, New York
October 27, 2005